Exhibit 10.1

DEVELOPMENT AGREEMENT

BETWEEN

The City of Dubuque, Iowa

AND

FLEXSTEEL INDUSTRIES, INC.

THIS DEVELOPMENT AGREEMENT (this Agreement), dated for reference purposes the 5th_ day of _June___, 2017, between the City of Dubuque, Iowa, a municipality (City), established pursuant to the Iowa Code and acting under authorization of Iowa Code Chapter 403, as amended (Urban Renewal Act), and Flexsteel Industries, Inc., an Iowa corporation, with its principal place of business in Dubuque, Iowa (Developer).

WITNESSETH:

WHEREAS, in furtherance of the objectives of the Urban Renewal Act, City has undertaken an Urban Renewal project (the Project) to advance the community’s ongoing economic development efforts; and

WHEREAS, the Project is located within the Dubuque Industrial Center Economic Development District (the Project Area); and

WHEREAS, as of the date of this Agreement there has been prepared and approved by City an Urban Renewal Plan for the Project Area consisting of the Urban Renewal Plan for the Dubuque Industrial Center Economic Development District, approved by the City Council of City on May 2, 1988, and as subsequently amended through and including the date hereof (the Urban Renewal Plan) attached hereto as Exhibit A; and

WHEREAS, a copy of the Urban Renewal Plan, as constituted on the date of this Agreement, has been recorded among the land records in the office of the Recorder of Dubuque County, Iowa and is on file with the City of Dubuque City Clerk; and

WHEREAS, Developer has determined that it requires a new industrial facility to maintain its operations and employment in the Project Area (the Facility); and

WHEREAS, Developer will have acquired title as of the Closing herein to 26.79 acres of which 22.00 are usable, legally described as follows (the Property):

Lot 4 of Dubuque Industrial Center South First Addition in the City of Dubuque, Iowa

with all easements, tenements, hereditaments, and appurtenances belonging thereto, as shown as Exhibit B, so that Developer may develop the Property, located in the Project Area, for the construction, use, and occupancy of an industrial building in accordance with the uses specified in the Urban Renewal Plan and Developer agrees to comply with any amendments to the Urban Renewal Plan, in accordance with this Agreement; and

WHEREAS, City, believes that the development of the Property pursuant to this Agreement, and the fulfillment generally of this Agreement, are in the vital and best interests of City and in accord with the public purposes and provisions of the applicable federal, state and local laws and the requirements under which the Project has been undertaken and is being assisted.

NOW, THEREFORE, in consideration of the premises and the mutual obligations of the parties hereto, each of them does hereby covenant and agree with the other as follows:

SECTION 1.      CLOSING.

1.1       Representations and Warranties of City.

(1)     City has duly obtained all necessary approvals and consents for its execution, delivery and performance of this Agreement, and it has full power and authority to execute, deliver and perform its obligations under this Agreement. City’s attorney shall issue a legal opinion to Developer at time of Closing confirming the representation contained herein, in the form attached hereto as Exhibit C.

(2)	City shall exercise its best efforts to resolve any disputes arising during the development process in a reasonable and prompt fashion.

(3)	The Property is presently zoned to accommodate Developer’s intended improvements and the manufacturing of upholstered furniture and steel products.

The representations and warranties contained in this Section shall be correct in all respects on and as of the Closing with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

1.2       Conditions to Closing. The closing of the transaction contemplated by this Agreement and all the obligations of Developer under this Agreement are subject to fulfillment, on or before the Closing Date, of the following conditions:

(1)       The representations and warranties made by City in Section 1.4 shall be correct as of the Closing Date with the same force and effect as if such representations were made at such time. At the Closing, City shall deliver a certificate in the form of Exhibit F.

(2)       Developer will have acquired title to the Property;

(3)       Developer and City shall be in material compliance with all the terms and provisions of this Agreement.

(4)       Developer shall have furnished City with evidence, in a form satisfactory to City (such as audited financial statements in a Form 10-Q), that Developer has firm financial commitments in an amount sufficient, together with equity commitments, to complete the Minimum Improvements (as defined herein) in conformance with the Construction Plans (as defined herein), or City shall have received such other evidence of such party’s financial ability as in the reasonable judgment of City is required.

(5)       Receipt of an opinion of counsel to Developer in the form attached hereto as Exhibit D.

(6)       Developer shall have the right to terminate this Agreement at any time prior to the consummation of the closing on the Closing Date if Developer determines in its sole discretion that conditions necessary for the successful completion of the Project contemplated herein have not been satisfied to the full satisfaction of such party in such party’s sole and unfettered discretion. Upon the giving of notice of termination by such terminating party to the other parties to this Agreement, this Agreement shall be deemed null and void.

1.3       Closing. The closing (the Closing) shall take place on the Closing Date. The Closing Date is August 1, 2017 at 10:00 o’clock a.m., at the City Attorney’s office, or such other date as the parties agree in writing. Consummation of the Closing shall be deemed an agreement of the parties to this Agreement that the conditions of closing have been satisfied or waived.

1.4       City’s Obligations at Closing. At or prior to Closing Date, City shall Deliver to Developer such other documents as may be required by this Agreement, all in a form satisfactory to Developer.

SECTION 2. DEVELOPMENT ACTIVITIES.

2.1       Required Minimum Improvements. City acknowledges that the Facility Developer is building is an industrial facility. Specifically, Developer agrees to construct the building and certain internal systems thereto, and with finishing the building including, without limitation, all interior improvements (the Minimum Improvements); all as more particularly depicted and described on the plans and specifications to be delivered to and approved by City as contemplated in this Agreement. Developer hereby agrees the Facility will be not less than two hundred fifty thousand (250,000) square feet of floor space along with the necessary site work, machinery and equipment at an estimated cost of approximately $25,000,000.

2.2       Plans for Construction of Minimum Improvements. Plans and specifications with respect to the development of the Property and the construction of the Minimum

Improvements thereon (the Construction Plans) shall be in conformity with the Urban Renewal Plan, this Agreement, and all applicable state and local laws and regulations, including but not limited to the Amended and Restated Declaration of Covenants, Conditions, Restrictions, Reservations, Easements, Liens and Charges, recorded as Instrument No. 2014-00001147, records of Dubuque County, Iowa. Developer shall submit to City, for approval by City, plans, drawings, specifications, and related documents with respect to the improvements to be constructed by Developer on the Property. All work with respect to the Minimum Improvements shall be in substantial conformity with the Construction Plans approved by City.

2.3       Timing of Improvements.

(1)       Developer hereby agrees that construction of the Minimum Improvements shall be commenced on or before August 1, 2017, and shall be substantially completed by September 30, 2018. The time frames for the performance of these obligations shall be suspended due to unavoidable delays, meaning delays outside the control of the party claiming its occurrence in good faith, which are the direct result of strikes, other labor troubles, unusual shortages of materials or labor, unusually severe or prolonged bad weather, acts of God, fire or other casualty to the Minimum Improvements, litigation commenced by third parties which, by injunction or other similar judicial action or by the exercise of reasonable discretion directly results in delays, or acts of any federal, state or local government which directly result in extraordinary delays. The time for performance of such obligations shall be extended only for the period of such delay.

2.4       Certificate of Completion. Promptly following the request of Developer upon completion of the Minimum Improvements the City Manager shall furnish Developer with an appropriate instrument so certifying. Such certification (the Certificate of Completion) shall be in recordable form and shall be a conclusive determination of the satisfaction and termination of the agreements and covenants in this Agreement and in the Deed with respect to the obligations of Developer to construct the Minimum Improvements. The Certificate of Completion, in the form attached hereto as Exhibit G, shall waive all rights of re-vestment of title to the Property as provided in Section 7.3(1).

SECTION 3. CITY PARTICIPATION.

3.1        Economic Development Grants.

(1)       For and in consideration of Developer’s obligations hereunder, and in furtherance of the goals and objectives of the Urban Renewal Plan for the Project Area and the Urban Renewal Law, City agrees, subject to Developer being and remaining in compliance with the terms of this Agreement, to make twenty (20) consecutive semi-annual payments (such payments being referred to collectively as the Economic Development Grants) to Developer, as follows:

November 1, 2020	May 1, 2021
November 1, 2021	May 1, 2022
November 1, 2022	May 1, 2023
November 1, 2023	May 1, 2024
November 1, 2024	May 1, 2025
November 1, 2025	May 1, 2026
November 1, 2026	May 1, 2027
November 1, 2027	May 1, 2028
November 1, 2028	May 1, 2029
November 1, 2029	May 1, 2030

pursuant to Iowa Code Section 403.9 of the Urban Renewal Law, in amounts equal to the actual amount of tax increment revenues collected by City under Iowa Code Section 403.19 (without regard to any averaging that may otherwise be utilized under Iowa Code Section 403.19 and excluding any interest that may accrue thereon prior to payment to Developer) during the preceding six-month period in respect of the Property and Minimum Improvements constructed by Developer thereon (the collected tax increment revenue being referred to herein as the Developer Tax Increments). Developer recognizes and agrees that the Economic Development Grants shall be paid solely and only from the incremental taxes collected by City in respect of the Property and Minimum Improvements, which does not include property taxes collected for the payment of bonds and interest of each taxing district, and taxes for the regular and voter-approved physical plant and equipment levy, instructional support levy, and any other portion required to be excluded by Iowa law, and thus such incremental taxes will not include all amounts paid by Developer as regular property taxes.

(2)       To fund the Economic Development Grants, City shall certify to the County prior to December 1 of each year, commencing December 1, 2019, its request for the available Developer Tax Increments, resulting from the assessments imposed by the County as of January 1 of that year, to be collected by City as taxes are paid during the following fiscal year and which shall thereafter be disbursed to Developer on November 1 and May 1 of that fiscal year. (Example: If City so certifies by December 1, 2019, the Economic Development Grants in respect thereof would be paid to Developer on November 1, 2020, and May 1, 2021.)

(3)       The Economic Development Grants shall be payable from and secured solely and only by the Developer Tax Increments paid to City that, upon receipt, shall be deposited and held in a special account created for such purpose and designated as the Flexsteel TIF Account of City. City hereby covenants and agrees to maintain its TIF ordinance in force during the Term and to apply the incremental taxes collected in respect of the Property and Minimum Improvements and allocated to the Flexsteel TIF Account to pay the Economic Development Grants, as and to the extent set forth in Section 3.1(1) hereof. The Economic Development Grants shall not be payable in any manner by other tax increments revenues or by general taxation or from any other City funds. City makes no representation with respect to the amounts that may be paid to Developer as the Economic Development Grants in any one year and under no circumstances shall City in any manner be liable to Developer so long as City timely applies the Developer Tax Increments actually collected and held in the Flexsteel TIF Account (regardless of the amounts thereof) to the payment of the Economic Development Grants to Developer as and to the extent described in this Section.

(4)       City shall be free to use any and all tax increment revenues collected in respect of other properties within the Project Area, or any available Developer Tax Increments resulting from the termination or reduction of the annual Economic Development Grants under this Section 3.1 hereof, for any purpose for which such tax increment revenues may lawfully be used pursuant to the provisions of the Urban Renewal Law, and City shall have no obligations to Developer with respect to the use thereof.

(5)       All of City’s obligations under this Agreement, including but not limited to City’s obligation to pay the Economic Development Grants to Developer, shall be subject to City having completed all hearings and other procedures required to amend the Urban Renewal Plan to describe the Urban Renewal Project being undertaken in accordance with this Agreement.

3.2       Site Preparation. City reserves the right to approve the design and specifications for any site preparation work. City shall not remove any dirt from the Property prior to Closing, to the end that Developer may utilize dirt presently stored on the Property in Developer’s grading of the Property.

SECTION 4. [Intentionally deleted]

SECTION 5.     NON- APPROPRIATION / LIMITED SOURCE OF FUNDING.

5.1       Non-Appropriation. Notwithstanding anything in this Agreement to the contrary, the obligation of City to pay any installment of the Economic Development Grants from the pledged tax increment revenues shall be an obligation limited to currently budgeted funds, and not a general obligation or other indebtedness of City or a pledge of its full faith and credit within the meaning of any constitutional or statutory debt limitation, and shall be subject in all respects to the right of non-appropriation by the City Council of City as provided in this Section. City may exercise its right of non-appropriation as to the amount of the installments to be paid during any fiscal year during the Term of this Agreement without causing a termination of this Agreement. The right of non-appropriation shall be exercised only by resolution affirmatively declaring City’s election to non-appropriate funds otherwise required to be paid in the next fiscal year under this Agreement.

In the event the City Council of City elects to not appropriate sufficient funds in the budget for any future fiscal year for the payment in full of the installments on the Economic Development Grants due and payable in that future fiscal year, then City shall have no further obligation to Developer for the payment of any installments due in that future fiscal year which cannot be paid with the funds then appropriated for that purpose.

5.2       The right of non-appropriation reserved to City in this Section is intended by the parties, and shall be construed at all times, so as to ensure that City’s obligation to pay future installments on the Economic Development Grants shall not constitute a legal indebtedness of City within the meaning of any applicable constitutional or statutory debt limitation prior to the adoption of a budget which appropriates funds for the payment of that installment or amount. In the event that any of the provisions of this Agreement are determined by a court of competent jurisdiction to create, or result in the creation of, such a legal indebtedness of City, the enforcement of the said provision shall be suspended, and the Agreement shall at all times be construed and applied in such a manner as will preserve the foregoing intent of the parties, and no event of default shall be deemed to have occurred as a result thereof. If any provision of this Agreement or the application thereof to any circumstance is so suspended, the suspension shall not affect other provisions of this Agreement which can be given effect without the suspended provision, and to this end the provisions of this Agreement are severable.

SECTION 6.      COVENANTS OF DEVELOPER.

6.1       Job Retention.    During the Term of this Agreement, Developer shall comply with the following employment-related covenants:

Developer represents that the number of fulltime equivalent (FTE) employees employed by Developer in Dubuque, Iowa, on the Closing Date is 218. Developer shall maintain during the Term of this Agreement at the Dubuque Industrial Center South facility 200 FTE employees. FTE employees shall be calculated by adding fulltime and part-time employees together using 2080 hours per year as a FTE employee. For the positions that Developer fails to maintain for any year during the Term of this Agreement, the semi-annual Economic Development Grants for such year under Section 3.2 shall be reduced by the percentage that the number of such positions bears to the total number of positions required to be maintained by this Section 6.1. (For example, if the certification shows 184 FTE during any year of the Term, the semi-annual Economic Development Grants would be 92.0% (184/200) of the Developer Tax Increments received by City which would be paid by City to Developer). The reduction of the semi-annual Economic Development Grants shall be the City’s sole remedy for the failure of Developer to meet the job creation requirements of this subsection 6.1.

6.2       Certification.   To assist City in monitoring the performance of Developer hereunder, on the Closing Date and again as of January 1 each year thereafter during the Term of this Agreement, a duly authorized officer of Developer shall certify to City in a form acceptable to City (a) the number of FTE positions employed by Developer at the Dubuque Industrial Center South facility, and (b) to the effect that such officer has re-examined the terms and provisions of this Agreement and that at the date of such certificate, and during the preceding twelve (12) months, Developer is not or was not in default in the fulfillment of any of the terms and conditions of this Agreement and that no Event of Default (or event which, with the lapse of time or the giving of notice, or both, would become an Event of Default) is occurring or has occurred as of the date of such certificate or during such period, or if the signer is aware of any such default, event or Event of Default, said officer shall disclose in such statement the nature thereof, its period of existence and what action, if any, has been taken or is proposed to be taken with respect thereto. Such certificate shall be provided by March 1 of each year thereafter during the Term of this Agreement.

6.3       Books and Records. During the Term of this Agreement, Developer shall keep at all times proper books of record and account in which full, true and correct entries will be made of all dealings and transactions of or in relation to the business and affairs of Developer in accordance with generally accepted accounting principles consistently applied throughout the period involved, and Developer shall provide reasonable protection against loss or damage to such books of record and account.

6.4       Real Property Taxes. From and after the Closing Date, Developer shall pay or cause to be paid, when due and before delinquency, all real property taxes and assessments payable with respect to all and any parts of the Property unless Developer’s obligations have been assumed by another person pursuant to the provisions of this Agreement.

6.5       No Other Exemptions. During the Term of this Agreement, Developer agrees not to apply for any state or local property tax exemptions which are available with respect to the Property or the Minimum Improvements located thereon that may now be, or hereafter become, available under state law or city ordinance during the Term of this Agreement, including those that arise under Iowa Code Chapters 404 and 427, as amended.

6.6       Insurance Requirements.

(1)       Developer shall provide and maintain or cause to be maintained at all times during the process of constructing the Minimum Improvements (and, from time to time at the request of City, furnish City with proof of insurance in the form of a certificate of insurance for each insurance policy):

All risk builder’s risk insurance, written on a Completed Value Form in an amount equal to one hundred percent (100%) of the replacement value when construction is completed.

(2)       Upon completion of construction of the Minimum Improvements and up to the Termination Date, Developer shall maintain, or cause to be maintained, at its cost and expense (and from time to time at the request of City shall furnish proof of insurance in the form of a certificate of insurance) all risk property insurance against loss and/or damage to the Minimum Improvements under an insurance policy written in an amount not less than the full insurable replacement value of Minimum Improvements. The term “replacement value” shall mean the actual replacement cost of Minimum Improvements (excluding foundation and excavation costs and costs of underground flues, pipes, drains and other uninsurable items) and equipment, and shall be reasonably determined from time to time at the request of City, but not more frequently than once every three (3) years.

(3)        Developer agrees to notify City immediately in the case of damage exceeding $200,000.00 in amount to, or destruction of, the Minimum Improvements or any portion thereof resulting from fire or other casualty. The net proceeds of any such insurance (the Net Proceeds) shall be paid directly to Developer as its interests may appear, and Developer shall forthwith repair, reconstruct and restore the Minimum Improvements to substantially the same or an improved condition or value as they existed prior to the event causing such damage and, to the extent necessary to accomplish such repair, reconstruction and restoration, Developer shall apply the Net Proceeds of any insurance relating to such damage received by Developer to the payment or reimbursement of the costs thereof, subject, however, to the terms of any mortgage encumbering title to the Property (as its interests may appear). Developer shall complete the repair, reconstruction and restoration of Minimum Improvements whether or not the Net Proceeds of insurance received by Developer for such Purposes are sufficient.

6.7       Preservation of Property. During the Term of this Agreement, Developer shall maintain, preserve and keep, or cause others to maintain, preserve and keep, Minimum Improvements in good repair and working order, ordinary wear and tear excepted, and from time to time shall make all necessary repairs, replacements, renewals and additions. Nothing in this Agreement, however, shall be deemed to alter any agreements between Developer or any other party including, without limitation, any agreements between the parties regarding the care and maintenance of the Property.

6.8       Non-Discrimination. In carrying out the project, Developer shall not discriminate against any employee or applicant for employment because of race, religion, color, sex, sexual orientation, gender identity, national origin, age or disability.

6.9       Conflict of Interest. Developer agrees that no member, officer or employee of City, or its designees or agents, nor any consultant or member of the governing body of City, and no other public official of City who exercises or has exercised any functions or responsibilities with respect to the project during his or her tenure, or who is in a position to participate in a decision-making process or gain insider information with regard to the project, shall have any interest, direct or indirect, in any contract or subcontract, or the proceeds thereof, for work to be performed in connection with the project, or in any activity, or benefit therefrom, which is part of this project at any time during or after such person’s tenure. In connection with this obligation, Developer shall have the right to rely upon the representations of any party with whom it does business and shall not be obligated to perform any further examination into such party’s background.

6.10        Transferability. During the Term of this Agreement, this Agreement may not be assigned and the Property and any portion of the Property may not be sold or otherwise transferred by Developer without the prior written consent of City in City’s sole discretion. City has no obligation to consent to any assignment or sale.

6.11       Restrictions on Use. Developer agrees for itself, and its successors and assigns, and every successor in interest to the Property or any part thereof that they, and their respective successors and assigns, shall:

(1)       Devote the Property to, and only to and in accordance with, the uses specified in the Urban Renewal Plan (and City represents and agrees that use of the Property as an industrial facility is in full compliance with the Urban Renewal Plan and Developer agrees to comply with any amendments to the Urban Renewal Plan,) (however, Developer shall not have any liability to City to the extent that a successor in interest shall breach this covenant and City shall seek enforcement of this covenant directly against the party in breach of same); and

(2)       Not discriminate upon the basis of race, religion, color, sex, sexual orientation, gender identity, national origin, age or disability in the sale, lease, rental, use or occupancy of the Property or any improvements erected or to be erected thereon, or any part thereof (however, Developer shall not have any liability to City to the extent that a successor in interest shall breach this covenant and City shall seek enforcement of this covenant directly against the party in breach of same).

6.12       Release and Indemnification Covenants.

(1)       Developer releases City and the governing body members, officers, agents, servants and employees thereof (hereinafter, for purposes of this Section, the Indemnified Parties) from and covenants and agrees that the Indemnified Parties shall not be liable for, and agrees to indemnify, defend and hold harmless the Indemnified Parties against any loss or damage to property or any injury to or death of any person occurring at or about or resulting from any defect in the Minimum Improvements.

(2)       Except for any gross negligence, willful misrepresentation or any willful or wanton misconduct or any unlawful act of the Indemnified Parties, Developer agrees to protect and defend the Indemnified Parties, now or forever, and further agrees to hold the Indemnified Parties harmless, from any claim, demand, suit, action or other proceedings whatsoever by any person or entity whatsoever arising or purportedly arising from (1) any violation of any agreement or condition of this Agreement (except with respect to any suit, action, demand or other proceeding brought by Developer against City based on an alleged breach of any representation, warranty or covenant of City under this Agreement and/or to enforce its rights under this Agreement); or (2) the acquisition, construction, installation, ownership, and operation of the Minimum Improvements or (3) the condition of the Property and any hazardous substance or environmental contamination located in or on the Property, caused and occurring after Developer takes possession of the Property.

(3)       The Indemnified Parties shall not be liable to Developer for any damage or injury to the persons or property of Developer or its officers, agents, servants or employees or any other person who may be on, in or about the Minimum Improvements due to any act of negligence of any person, other than any act of negligence on the part of any such Indemnified Party or its officers, agents, servants or employees.

(4)       All covenants, stipulations, promises, agreements and obligations of City contained herein shall be deemed to be the covenants, stipulations, promises, agreements and obligations of City, and not of any governing body member, officer, agent, servant or employee of City in their individual capacity thereof.

(5)       The provisions of this Section shall survive the termination of this Agreement.

6.13       Compliance with Laws. Developer shall comply with all laws, rules and regulations relating to its businesses, other than laws, rules and regulations for which the failure to comply with or the sanctions and penalties resulting therefrom, would not have a material adverse effect on the business, property, operations, financial or otherwise, of Developer.

SECTION 7.      EVENTS OF DEFAULT AND REMEDIES.

7.1       Events of Default Defined. The following shall be “Events of Default” under this Agreement and the term “Event of Default” shall mean, whenever it is used in this Agreement, any one or more of the following events:

(1)       Failure by Developer to pay or cause to be paid, before delinquency, all real property taxes assessed with respect to the Minimum Improvements and the Property.

(2)       Failure by Developer to cause the construction of the Minimum Improvements to be commenced and completed pursuant to the terms, conditions and limitations of this Agreement.

(3)       Transfer of any interest by Developer in any portion of the Property or the Minimum Improvements in violation of the provisions of this Agreement.

(4)       Failure by Developer to substantially observe or perform any other material covenant, condition, obligation or agreement on its part to be observed or performed under this Agreement.

7.2       Remedies on Default by Developer. Whenever any Event of Default referred to in Section 7.1 of this Agreement occurs and is continuing, City, as specified below, may take any one or more of the following actions after the giving of written notice by City to Developer of the Event of Default, but only if the Event of Default has not been cured within sixty (60) days following such notice, or if the Event of Default cannot be cured within sixty (60) days and the Developer does not provide assurances to City that the Event of Default will be cured as soon as reasonably possible thereafter:

(1)       City may suspend its performance under this Agreement until it receives assurances from the Developer, deemed adequate by City, that the Developer will cure its default and continue its performance under this Agreement;

(2)       Until the Closing Date, City may cancel and rescind this Agreement;

(3)       City may withhold the Certificate of Completion; or

(4)       City may take any action, including legal, equitable or administrative action, which may appear necessary or desirable to collect any payments due under this Agreement or to enforce performance and observance of any obligation, agreement, or covenant under this Agreement.

7.3       Revesting of Title.

(1)       Re-vesting Title in City Upon Happening of Event Subsequent to Conveyance to Developer and Prior to Issuance of Certificate of Completion. In the event that, subsequent to Closing and prior to receipt by Developer of the Certificate of Completion, an Event of Default under Section 7.1 (1) through (4) of this Agreement occurs and is not cured within the times specified in Section 7.2, then City shall have the right to re-enter and take possession of Property and any portion of the Minimum Improvements thereon and to terminate Developer’s estate, it being the intent of this provision, together with other provisions of this Agreement, that the conveyance of Property to Developer was made upon the condition that, in the event of default under Section 7.1 (1) through (4) on the part of Developer and failure on the part of Developer to cure such default within the period and in the manner stated herein, City may declare a termination of this Agreement in favor of City of the title and of all Developer’s rights and interests in and to the Property, and that such title and all rights and interests of Developer, and any assigns or successors in interests of Developer, and any assigns or successors in interest to and in Property, shall revert to City (subject to the provisions of Section 7.3 of this Agreement), but only if the events stated in Section 7.1 of this Agreement have not been cured within the time period provided above, or, if the events cannot be cured within such time periods, Developer does not provide assurance to City, reasonably satisfactory to City, that the events will be cured as soon as reasonably possible.

7.4       Resale of Reacquired Property; Disposition of Proceeds. Upon the re-vesting in City of title to the Property as provided in Section 7.3 of this Agreement, City shall, pursuant to its responsibility under law, use its best efforts to resell the Property or part thereof as soon and in such manner as City shall find feasible and consistent with the objectives of such law and of the Urban Renewal Plan to a qualified and responsible party or parties (as determined by City in its sole discretion) who will assume the obligation of making or completing Minimum Improvements or such other improvements in their stead as shall be satisfactory to City and in accordance with the uses specified for the Property or part thereof in the Urban Renewal Plan. The proceeds thereof shall be applied:

(1)        First to reimburse City and County for all allocable costs and expenses incurred by City and County, including but not limited to salaries of personnel, in connection with the recapture, management and resale of the Property or part thereof (but less any income derived by City from the Property or part thereof in connection with such management); any payments made or necessary to be made to discharge any encumbrances or liens existing on the Property or part thereof at the time of re-vesting of title thereto in City or to discharge or prevent from attaching or being made any subsequent encumbrances or liens due to obligations, default or acts of Developer, its successors or transferees any expenditures made or obligations incurred with respect to the making or completion of the Minimum Improvements or any part thereof on the Property or part thereof, and any amounts otherwise owing to City (including water and sewer charges) by Developer and its successors or transferees; and

(2)        Second, to reimburse Dubuque County, Iowa up to the amount equal to the sum of the Purchase Price paid by Developer to Dubuque County for the Property less any funds recovered by Dubuque County under the terms of the Redevelopment Project Agreement dated 5/15/17 by and among the City of Dubuque, Iowa, Dubuque Initiatives, and Flexsteel Industries, Inc.; and

(3)        Third, to reimburse Developer up to an amount equal to the cash actually invested by Developer in making any of the Minimum Improvements on the Property.; and

(4)        The balance, if any, to City.

7.5       No Remedy Exclusive. No remedy herein conferred upon or reserved to City is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

7.6       No Implied Waiver. In the event any agreement contained in this Agreement should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other concurrent, previous or subsequent breach hereunder.

7.7       Agreement to Pay Attorneys’ Fees and Expenses. If any action at law or in equity, including an action for declaratory relief or arbitration, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs of litigation from the other party. Such fees and costs of litigation may be set by the court in the trial of such action or by the arbitrator, as the case may be, or may be enforced in a separate action brought for that purpose. Such fees and costs of litigation shall be in addition to any other relief that may be awarded.

7.8       Remedies on Default by City. If City defaults in the performance of this Agreement, Developer may take any action, including legal, equitable or administrative action that may appear necessary or desirable to collect any payments due under this Agreement, to recover expenses of Developer, or to enforce performance and observance of any obligation, agreement, or covenant of City under this Agreement. Developer may suspend performance under this Agreement until it receives assurances from City, deemed adequate by Developer, that City will cure its default and continue its performance under this Agreement.

SECTION 8.      GENERAL TERMS AND PROVISIONS.

8.1       Notices and Demands. Whenever this Agreement requires or permits any notice or written request by one party to another, it shall be deemed to have been properly given if and when delivered in person or three (3) business days after having been deposited in any U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed as follows:

   (1)         If to Developer:

Flexsteel Industries, Inc.

Attn: CFO and Secretary385 Bell Street

Dubuque, Iowa 52001

Phone: (563) 556-7730

With copy to:

Flexsteel Industries, Inc.

In-House Corporate Counsel

385 Bell Street

Dubuque, IA 52001

Phone: (563) 556-7730

(2)        If to City:

City Manager

50 W. 13th Street

Dubuque, Iowa 52001

Phone: (563) 589-4110

Fax: (563) 589-4149

With copy to:

City Attorney

City Hall

50 W. 13th Street

Dubuque, Iowa 52001

or at such other address with respect to any party as that party may, from time to time designate in writing and forward to the other as provided in this Section.

8.2       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of City and Developer and their respective successors and assigns.

8.3       The Parties agree that Dubuque County, Iowa is an intended Third Party Beneficiary under Section 7.4.

8.4       Term; Termination Date. The Term of this Agreement and the rights and obligations of the parties hereunder shall commence upon execution by both parties and shall terminate at midnight on May 1, 2030 (the Termination Date).

8.5       Execution By Facsimile. The parties agree that this Agreement may be transmitted among them by facsimile machine or electronic transmission. The parties intend that the faxed or electronic transmission signatures constitute original signatures and that a faxed or electronically transmitted Agreement containing the signatures (original or faxed) of all the parties is binding on the parties.

8.6       Memorandum of Development Agreement. City shall promptly record a Memorandum of Development Agreement in the form attached hereto as Exhibit E in the office of the Recorder of Dubuque County, Iowa. Developer shall pay the costs for so recording.

8.7       Subject to Other Transactions. The closing of the transaction contemplated by this Agreement is subject to the closing of all of the following transactions on or before the Closing Date and in the event any of such transactions does not so close, then this Agreement shall be null and void:

(1)       That certain Offer to Buy and Acceptance dated the __5th__ day of __June____, 2017, between the City of Dubuque and Dubuque County, Iowa relating to Lot 4 of Dubuque Industrial Center South First Addition in the City of Dubuque, Iowa;

(2)       That certain Offer to Buy and Acceptance dated the _30th_ day of __May_____, 2017, between Dubuque County, Iowa and Blue Steel 1031 LLC thereof relating to Lot 4 of Dubuque Industrial Center South First Addition in the City of Dubuque, Iowa;

(3)       That certain Redevelopment Agreement dated the _15th__ day of __May_____, 2017, between and among the City of Dubuque, Dubuque Initiatives, and Flexsteel Industries, Inc.

IN WITNESS WHEREOF, City has caused this Agreement to be duly executed in its name and behalf by its Mayor and attested to by its City Clerk and Developer has caused this Agreement to be duly executed.

CITY OF DUBUQUE, IOWA	FLEXSTEEL INDUSTRIES, INC.

By:	/S/ Roy D. Buol	By:	/S/ Timothy E. Hall
	Roy D. Buol, Mayor		Timothy E. Hall, SVP Finance,
CFO and Secretary
By:	/S/ Kevin S. Firnstahl
Kevin S. Firnstahl
City Clerk

LIST OF EXHIBITS

Exhibit A Urban Renewal Plan

Exhibit B Plat

Exhibit C City Attorney Certificate

Exhibit D Opinion of Counsel to Developer

Exhibit E Memorandum of Development Agreement

Exhibit F City Certificate

Exhibit G Certificate of Completion